Exhibit 4.1

Principal Amount of US$200,000.00	Issue Date: August 18, 2022
Purchase Price of US$170,000.00
St. Louis Park, Minnesota

PROMISSORY NOTE

FOR VALUE RECEIVED, the undersigned, MITESCO, INC., a corporation incorporated under the laws of the State of Delaware (the “Borrower”), hereby promises to pay to the order of MICHAEL C HOWE LIVING TRUST (the “Lender” and collectively with the Borrower, the “Parties”) on the Termination Date (as defined below), the principal amount two hundred thousand dollars and zero/100 United States Dollars (US$200,000.00) (the “Principal Amount”) plus an amount equal to ten percent of such Principal Amount. The purchase price for this promissory note (this “Note”) shall be one hundred and seventy thousand United States Dollars (US$170,000.00) (the “Purchase Price”) and shall be payable by the Lender to the Borrower on the Issue Date.

Section 1. Certain Terms Defined. The following terms for all purposes of this Promissory Note shall have the respective meanings specified below.

“Business Day” means any day except a Saturday, Sunday, or other day on which commercial banks in New York, New York are authorized by law to close.

“Default” means any event which, with the giving of notice, lapse of time, determination of materiality or fulfillment of any other applicable condition (or any combination of the foregoing), would constitute an Event of Default.

“Event of Default” has the meaning given to it in Section 11.

“GAAP” means generally accepted accounting principles in the United States, in effect from time to time, consistently applied.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, prospects, condition (financial or otherwise) or property of the Borrower, (b) the validity or enforceability of any provision of any Transaction Document, (c) the ability of any party to any Transaction Document to timely perform its obligations thereunder, or (d) the rights and remedies of the Lender under any Transaction Document.

“Termination Date” means the maturity date as defined in Section 2.

“Transaction Documents” means this Promissory Note and the Warrants

“Warrants” shall mean those common stock purchase warrants of the Borrower issuable to the Lender pursuant to Section 5 hereof.

Section 2. Purchase Price. The Lender shall pay the Purchase Price to the Borrower on the Issue Date.

Section 3. Maturity of this Promissory Note. The Principal Amount shall be due and payable (together with accrued but unpaid interest thereon) plus an amount equal to ten percent (10%) of the Principal Amount, on the earliest of (i) if the Borrower successfully lists its shares of common stock on any of The New York Stock Exchange, the NYSE American, the Nasdaq Global Select Market, the Nasdaq Global Market, or the Nasdaq Capital Market, five business days after the date of such listing; or (ii) November 30, 2022 (the “Maturity Date”).

Section 4. Interest Payments. The unpaid Principal Amount shall bear interest at ten percent (10%) per annum (the “Interest Rate”), which interest shall be accrued on a monthly basis.

Notwithstanding the foregoing, following an Event of Default, the Principal Amount shall bear interest, payable on demand, for each day until paid at a rate per annum equal to the lesser of (i) the maximum interest rate permitted by applicable law and (ii) eighteen percent (18%) (the “Default Rate”).

Interest shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed (including the first day but excluding the last day).

Section 5     Commitment Shares. As further consideration for the Purchase Price payable hereunder, promptly following the Issue Date, the Borrower shall issue to the Lender 82,000 of the Borrower’s restricted common stock, priced at USD0.25.

Section 6     Warrants. INTENTIONALLY OMITTED.

Section 7    Optional Prepayments. The Borrower may prepay the amounts owing under this Promissory Note in whole or in part at any time prior to the Maturity Date without penalty by paying the Principal Amount and an amount equal to ten percent of the Principal Amount, together with interest accrued thereon and any other amount which may be outstanding to the date of prepayment.

Section 8. General Provisions As To Payments. All payments owing under this Promissory Note by the Borrower hereunder shall be made not later than 12:00 Noon (New York City time) on the date when due by cashier’s check or by wire transfer of immediately available funds to the Lender’s account at a bank specified by the Lender in writing to the Borrower without reduction by reason of any set-off or counterclaim. In the event that any required payment date is not a Business Day, then said payment date shall be the next succeeding Business Day.

Section 9. Representations and Warranties of the Borrower. The Borrower represents and warrants to the Lender that:

a.	it is duly organized, validly existing and in good standing under the laws of the state of its incorporation;

b.	it is duly authorized to do business in all jurisdictions material to the conduct of its business;

c.

it has full power and authority and holds all requisite governmental licenses, permits and other approvals to enter into and perform its obligations under this Promissory Note and to conduct its business substantially as currently conducted by it;

d.	the execution, delivery and performance of this Promissory Note are within the Borrower’s corporate powers and have been duly authorized by all necessary corporate action;

e.	this Promissory Note has been duly executed by an authorized officer of the Borrower and constitutes a legal, valid and binding obligation enforceable against the Borrower;

f.	this Promissory Note does not violate any of the Borrower’s organizational documents, any law, court order or material agreement by which the Borrower is bound; and

g.	the Borrower’s performance under this Promissory Note is not threatened by any pending or threatened litigation.

Section 10. Affirmative Covenants. Unless the Lender shall otherwise agree, the Borrower shall:

a.

(i) maintain its corporate existence and qualify and remain qualified to conduct business as currently conducted; (ii) maintain all approvals necessary for this Promissory Note and the Transaction Documents; and (iii) operate its business with due diligence, efficiency and in conformity with sound business practices;

b.

keep its properties and business insured with financially sound and reputable insurers against loss or damage in such manner and to the same extent as shall be no less than that generally accepted as customary in regard to property and business of like character;

c.	comply in all material respects with all applicable laws, rules, regulations and orders of any government authority;

d.

maintain records, books, management information systems and financial control procedures which together are adequate to: (i) support the accounting practices and tax elections of the Borrower; and (ii) accurately, adequately and fairly reflect the financial condition of the Borrower and the results of its operations in conformity with GAAP;

e.

pay and discharge all taxes, assessments and governmental charges upon it, its income and its properties prior to the date on which penalties are attached thereto, unless and only to the extent that (i) such taxes, assessments and governmental charges shall be contested in good faith and by appropriate proceedings by the Borrower, (ii) reserves which are adequate under GAAP are maintained by the Borrower with respect thereto, and (iii) any failure to pay and discharge such taxes, assessments and governmental charges would not have and could not reasonably be expected to have a Material Adverse Effect;

f.

promptly inform the Lender, in writing, of any proposed material change in the nature or scope of the business or operations of the Borrower, or any event or condition which has or could reasonably be expected to have a Material Adverse Effect;

g.

comply with the requirements of all applicable laws, rules, regulations, and orders of any government authority, a breach of which would or would reasonably be expected to result in a Material Adverse Effect;

h.

obtain, make and keep in full force and effect all licenses, contracts, consents, approvals and authorizations from and registrations with government authorities that may be required to conduct its business, to maintain compliance with all applicable laws and regulations, and remit monies payable pursuant to this Promissory Note;

i.

promptly notify the Lender of the occurrence of (i) any Default or Event of Default; (ii) any event, development or circumstance whereby the Borrower’s financial statements fail in any material respect to present fairly and accurately, in accordance with GAAP, the financial condition and operating results of the Borrower as of the date of such financial statements; (iii) any material litigation or proceedings that are instituted or, to the knowledge of the Borrower, threatened against the Borrower or any of their respective assets; (iv) each and every event which, at the giving of notice, lapse of time, determination of materiality or fulfillment of any other applicable condition (or any combination of the foregoing), would constitute an event of default (however described) under either of the Transaction Documents; and (v) any other development in the business or affairs of the Borrower if the effect thereof might have a Material Adverse Effect;

j.	comply with the Transaction Documents or any other document executed in connection with the transactions contemplated hereby;

k.	inform the Lender, as soon as they are made, of any judicial or non-judicial claims against the Borrower of more than $25,000 or the equivalent thereof in any other currency for each claim; and

l.	execute such other and further documents and instruments as the Lender may reasonably request to implement the provisions of this Promissory Note.

Section 11. Negative Covenants. Unless the Lender shall otherwise agree, the Borrower shall not:

a.	make any change to the scope or nature of its respective business activities as carried on at the date hereof or undertake any operations not permitted by the Transaction Documents;

b.

(i) violate any laws, ordinances, government rules or regulations to which it is subject or (ii) fail to obtain or maintain any patents, trademarks, service marks, trade names, copyrights, design patents, licenses, permits, franchises, or other governmental authorizations necessary to ownership of its property or the conduct of its respective business, in either case where such failure would have or could reasonably be expected to have a Material Adverse Effect; and

c.	assign or otherwise transfer, terminate, waive, or amend either of the Transaction Documents without the prior consent of the Lender, except for amendment in the ordinary course of business.

Section 12. Events Of Default. Each of the following events shall constitute an “Event of Default”:

a.	the amounts owing under this Promissory Note shall not be paid within five (5) Business Days of the date that such amount was due;

b.

any warranty, representation or statement by the Borrower is or becomes false, misleading or incorrect in a material respect when made or regarded as made by the Borrower under this Promissory Note or the Transaction Documents;

c.

the Borrower fails to perform or observe any material undertaking, obligation or agreement expressed or implied in this Promissory Note or the Transaction Documents and such default is not cured within thirty (30) days, or such longer period as is determined by the Lender, after receipt by the Borrower of a notice from the Lender specifying the failure;

d.

a receiver, receiver and manager, official manager, trustee, administrator or similar official is appointed, or steps are taken for such appointment, over any of the assets or undertaking of the Borrower;

e.

the Borrower is, or becomes, unable to pay its debts when they are due or is, or becomes, unable to pay its debts within the meaning of the US Bankruptcy Code or is presumed to be insolvent under the US Bankruptcy Code;

f.

an application or order is made for the winding up or dissolution of the Borrower, which application or order is not dismissed or withdrawn within twenty on (21) days, or a resolution is passed or any steps are taken to pass a resolution for the winding up or dissolution of the Borrower otherwise than for the purpose of an amalgamation or reconstruction which has the prior written consent of the Lender; or

g.	the Borrower suspends payment of its debts generally.

If an Event of Default described above shall occur, the amounts owing under this Promissory Note shall become due and payable within thirty (30) days of the Lender’s issuance of a formal demand notice to the Borrower. Immediately upon the occurrence of any Event of Default described above, or upon failure to pay this Promissory Note on the Termination Date, the Lender, without any notice to the Borrower, which notice is expressly waived by the Borrower, may proceed to protect, enforce, exercise and pursue any and all rights and remedies available to the Lender under this Promissory Note and any other agreement or instrument, and any and all rights and remedies available to the Lender at law or in equity.

All sums paid or advanced by the Lender in connection with the foregoing and all out-of-pocket costs and reasonable expenses (including, with limitation, reasonable attorneys’ fees, and expenses) incurred in connection therewith, together with interest thereon at the Default Rate from the date of payment until repaid in full, shall be paid by the Borrower to the Lender on demand and shall constitute and become a part of the obligations of the Borrower secured hereby.

Section 13. Further Assurances. The Borrower hereby agrees that, from time to time upon the written request of the Lender, the Borrower will execute and deliver such further documents and do such other acts and things as the Lender may reasonably request in order to fully effect the purposes of this Promissory Note and to protect and preserve the priority and validity of the security interests granted hereunder.

Section 14. Powers And Remedies Cumulative; Delay Or Omission Not Waiver Of Event Of Default. No right or remedy herein conferred upon or reserved to the Lender is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.

No delay or omission of the Lender to exercise any right or power accruing upon any Event of Default occurring and continuing as aforesaid shall impair any such right or power or shall be construed to be a waiver of any Event of Default or an acquiescence therein; and every power and remedy given by this Promissory Note or by law may be exercised from time to time, and as often as shall be deemed expedient, by the Lender.

Section 15. Transfers. The Parties may not transfer or assign this Promissory Note nor any right or obligation hereunder to any person or entity without the prior written consent of the other Party.

Section 16. Modification. This Promissory Note may be modified only with the written consent of both the Borrower and the Lender.

Section 17    Notices. Each notice authorized or required to be given to a party shall be in writing and may be delivered personally or sent by properly addressed prepaid mail in each case addressed to the party at its address set out in below:

In the case of the Lender:

Michael C. Howe Living Trust

xxx

In the case of the Borrower:

Mitesco, Inc.

1660 Highway 100 South
Suite 432
St. Louis Park, MN 55416
Attention: Jenny Lindstrom, Chief Legal Officer

Section 18    Most Favored Nations. So long as this Promissory Note is outstanding, upon any issuance by the Company or any of its subsidiaries of any new security, with any term that the Lender, reasonably believe is more favorable to the holder of such security or with a term in favor of the holder of such security which Lender reasonably believes was not similarly provided to the Lender in the Warrants, (i) the Company shall notify the Lender of such additional or more favorable term within one (1) business day of the issuance or amendment (as applicable) of the respective security, and (ii) such term, at the option of the Lender, shall become a part of the Transaction Documents (regardless of whether the Company complied with the notification provision of this Section).

Section 19    Miscellaneous. This Promissory Note shall be deemed to be a contract under the laws of the State of New York, and for all purposes shall be construed in accordance with the laws of said state. The parties hereto hereby waive presentment, demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, and enforcement of or any default under this Promissory Note, except as specifically provided herein, and assent to extensions of the time of payment, or forbearance or other indulgence without notice. The Section headings herein are for convenience only and shall not affect the construction hereof. Any provision of this Promissory Note which is illegal, invalid, prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such illegality, invalidity, prohibition or unenforceability without invalidating or impairing the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction. This Promissory Note shall bind the Borrower and his or her heirs, administrators, executors, personal representatives and permitted assigns. The rights under and benefits of this Promissory Note shall inure to the Lender and its permitted successors and assigns. This Promissory Note may be executed in any number of counterparts, each of which when executed and delivered to the other parties shall constitute an original, but all counterparts together shall constitute one and the same Promissory Note.

[Signature Page Follows]

IN WITNESS WHEREOF, the Borrower has caused this instrument to be duly executed on the date indicated below.

Date: August 18, 2022

MITESCO, INC.

By:
Name: Lawrence Diamond
Title: Chief Executive Officer